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                                                                    Exhibit 23.2


The Board of Directors
Ansoft Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of Ansoft Corporation, of our report dated May 24, 2000, relating to the consolidated balance sheets of Ansoft Corporation and subsidiaries as of April 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended April 30, 2000, and the related schedule, which report appears in the April 30, 2000, annual report on Form 10-K of Ansoft Corporation.

                                          KPMG LLP

Pittsburgh, Pennsylvania
March 30, 2001